Exhibit 99.1

Footnote 1 to the original Form 3 that was filed on October 13, 2010, as amended to date, is amended and supplemented as follows:

(2)         Represents restricted stock units that were granted by LyondellBasell Industries N.V. (the “Issuer”) to Mr. Joshua Harris and Mr. Scott Kleinman as directors on the supervisory board of the Issuer.  The restricted stock units vested as of June 30, 2013.  Mr. Harris and Mr. Kleinman held the restricted stock units and any ordinary shares issued upon vesting of the restricted stock units as nominees for the benefit of certain investment managers that are directly or indirectly managed by Management Holdings (collectively, the “Apollo Management Entities”).  Does not include 474 restricted stock units granted to Mr. Harris on August 8, 2010 that were forfeited when Mr. Harris resigned from the Issuer’s supervisory board on March 19, 2013.  The restricted stock units vested as of June 30, 2013 and when issued, the ordinary shares underlying the restricted stock units are transferred to the Apollo Management Entities.  .  These ordinary shares have been omitted from all of the Form 4s and the Form 3 amendment filed by the reporting persons after the original Form 3 was filed on October 13, 2010 and before the filing of this amendment.

Each of the Apollo Funds, the Stone Tower Holders, ACL Management, ACL Management GP, ACL Advisors, ACL Capital Management, Principal II, Principal II GP, LeverageSource Management, Management VII, AIF VII LLC, Apollo Management, Management GP, Sand Holdings, LeverageSource Holdings GP, LeverageSource LP, Advisors VI (EH), Advisors VI (EH-GP), Advisors VII (EH), Advisors VII (EH-GP), Principal Holdings III, Principal Holdings III GP, Apollo Europe, AEM GP, Apollo ST Management, ST Operating, ST Capital, ST Debt Advisors, ST Management Holdings, Capital Management, Capital Management GP, Management Holdings and Management Holdings GP, and Messrs. Black, Harris and Rowan, disclaims beneficial ownership of any of the restricted stock units and ordinary shares underlying the restricted stock units beneficially owned by any of the Apollo Management Entities, except to the extent of any pecuniary interest therein, and this report shall not be deemed an admission that any such entity is the beneficial owner of or has any pecuniary interest in, such securities for purposes of Section 16 of the Securities Exchange Act of 1934, as amended, or for any other purpose.